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                                                                   Exhibit 10.04

To: John C. Donlevie                                           December 23, 1998

From: Joseph M. Field

Re: Employment Agreement

         This memorandum will confirm the amendment and restatement of the terms of your Employment Agreement with Entercom. We have agreed that effective October 1, 1998 the terms of your employment as Executive Vice President and General Counsel of Entercom shall be as follows:

         1. SALARY Your semi-monthly salary shall be $9,375.00 (annual rate of $225,000). Your salary will be increased annually effective October 1, of each year commencing October 1, 1999. The increase shall be a percentage equal to the percentage increase in the Consumer Price Index for All Urban Consumers ("CPI-U") as published by the U.S. Department of Labor for the immediately preceding September, compared to the CPI-U for the month of September one month earlier.

         2. ANNUAL INCENTIVE BONUS You will be eligible for an annual cash bonus of up to $75,000 as of the end of each fiscal year of the Company. The amount of such bonus will be determined in the sole discretion of the CEO of the company or the Compensation Committee of the Board of Directors based on a review of the Company's performance and your performance during the fiscal year then ended. You must work through the end of the fiscal year to be eligible for a bonus for that year and the bonus will be determined and then paid after the completion of the financial statements for the fiscal year in question.

         3. STOCK OPTIONS In the event the Company consummates the planned Initial Public Offering ("IPO") of its Class A Common Stock and subject to the approval of the Compensation Committee of the Board of Directors, you will be awarded options under the Entercom 1998 Equity Compensation Plan to purchase Class A common stock totaling $3,000,000 in value at 80% of the IPO price. Such options will have a ten year term, will vest 25% per year at the end of each of the first four years following the award and will contain such other terms as determined by the Compensation Committee of the Board of Directors. You will also be eligible for future discretionary awards of options by the Compensation Committee.

         4. OTHER COMPENSATION AND BENEFITS You will be provided with the use of a Company automobile to be selected by the Company. You will be responsible for gas for this automobile and the Company will be responsible for all repairs, maintenance and insurance for this automobile. You will be eligible to participate in the Company's 401(k) Plan and you will be provided with coverage under the Company's life insurance and LTD insurance plans and any other benefits generally available to officers of the Company, and you and your dependants will be provided with coverage under the Company's major medical and dental insurance plans.


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         5. CONFIDENTIALITY AND INTELLECTUAL PROPERTY Your position involves a close and confidential relationship in which you will be privy to propriety information of the Company, including without limitation, business plans, acquisition strategy, research, consulting reports, computer programs and sales, technical, financial and programming practices and data which you agree will be held in the strictest confidence at all times. All trade secret, copyright, trademark and/or other intellectual property rights of any kind developed while this agreement is in effect which relate to the Company's business or to your duties hereunder shall be considered a "work for hire" and shall be and remain the sole and exclusive property of the Company and you shall to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in assigning to the Company and perfecting, filing and recording any such rights in the name of the Company.

         6. TERMINATION It is understood that your position is one of executive authority involving the exercise of discretion in matters affecting the vital interests of the Company, including the existence and degree of profitability of the enterprise and the maintenance and renewal of its principal assets, its FCC broadcast licenses. It is therefore essential that the relationship at all times be one of complete confidence and mutual understanding with respect to policies and goals. Accordingly it is expressly understood that nothing herein shall be construed as altering the "at will" nature of your employment and either party retains the right to terminate this agreement at any time either for good cause or solely for the convenience of either party, provided that, except where there is good cause for said termination, each party agrees to give at least thirty
(30) days notice in advance of said termination. If you give notice of termination, the Company may at its option, waive such notice and accept your termination effective at any time prior to the expiration of the notice period.

         7. EMPLOYEE SOLICITATION It is understood and agreed that for the one year period following the termination of your employment with the Company you will not, without the express prior written permission of the Company, employ, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto. In the event that any such person shall be employed in a position under your direct or indirect supervision within such one year period without the Company's express prior written permission, it shall be conclusively presumed that this restriction has been violated.

         8. ENTIRE AGREEMENT This agreement constitutes the sole agreement between you and the Company relating to the compensation and other terms of your employment. It supersedes all previous agreements whether written or oral, except that any incentive bonus with respect to the fiscal year ending September 30, 1998 shall be paid in accordance with your prior agreement.


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         Please confirm your agreement to the foregoing by signing and returning this memo.

                                                              Very truly yours,

                                                              Joseph M. Field
                                                              Chairman and CEO

ACCEPTED AND AGREED

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      John C. Donlevie

Date:
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